EXHBIT 99

P R E S S         R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:
Kenneth R. Posner
Chief Financial Officer
iDine Rewards Network Inc.
(312) 521-6790

Allan Jordan/Margot Olcay
The Global Consulting Group
(646) 284-9400

iDine Rewards Network Inc. Announces Agreement

with Travelweb to Expand Hotel Offering

CHICAGO—Oct. 23, 2003—iDine Rewards Network Inc., (AMEX: IRN—News) one of the nation’s leading providers of loyalty and rewards programs, today announced that it has formed a relationship with Travelweb LLC, a leading travel distribution company, to expand iDine’s hotel rewards offering. iDine expects to begin incorporating thousands of U.S. hotels represented by Travelweb into iDine’s member offerings beginning in mid-November.

“The Travelweb agreement is an exciting opportunity to meet our members’ needs with a substantial increase in the selection of hotels and the introduction of the major hotel chains into our rewards program,” said George Wiedemann, President and Chief Executive Officer of iDine Rewards Network. “We launched Hotel Rewards by iDine in May and now our 3.2 million active members will be able to choose from an exciting selection of hotels and resorts.”

Tom Hala, Vice President of Distribution for Travelweb noted, “The addition of iDine Rewards Network to our Distribution Partner Program is an exciting win-win situation linking Travelweb’s industry-leading distribution network with iDine’s growing membership base of travelers. Travelweb enables iDine to quickly and easily maximize revenue potential while giving its online customers direct, real-time access to some of the world’s leading hotel brands and finest properties at the most competitive prices. The hotels participating in our merchant program can also benefit from this agreement as iDine has a long history of creating loyalty and providing value to both merchants and consumers.”

By booking hotels online at www.idine.com or calling iDine’s toll free reservations number, iDine members earn a minimum reward of either 5% cash back or 5 airline miles for every dollar spent on the room rate.

“Our members are enjoying the benefits of the richest rewards program in the hotel industry,” said David Marks, Chief Operating Officer Hotels for iDine Rewards Network. “Our members are expressing 94% satisfaction with our product. Through our agreement with Travelweb, we look forward to continuing to grow our hotel rewards program.”

Additional details about the iDine rewards programs can be found at www.idine.com or by calling iDine Member Services at 1-877-491-3463.

Travelweb LLC is a travel distribution company. Owned by Hilton Hotels Corporation (NYSE: HLT—News), Hyatt Corporation, Marriott International (NYSE: MAR—News), InterContinental Hotels Group (NYSE: IHG—News), Starwood Hotels (NYSE: HOT—News), priceline.com (Nasdaq: PCLN—News) and travel technology provider Pegasus Solutions, Inc. (Nasdaq: PEGS—News), Travelweb pioneered the seamless merchant distribution model which is credited for returning yield and revenue management capabilities back to hoteliers and for broadening their distribution options. Travelweb automates the distribution of discounted rooms and brings new cost and time efficiencies to the market. Travelweb’s private label offerings distributed through Travelweb.com and leading third-party Internet partners such as Lowestfare.com, aavacations.com, Continental.com and Orbitz, give consumers access to a the largest selection of hotel accommodations at discounted rates online. Travelweb LLC is a private company headquartered in Dallas and can be found on the internet at www.travelweb.com.

iDine Rewards Network, based in Chicago, Illinois, offers its members savings and rewards programs via its registered credit card platform. The Company currently has 3.2 million active accounts. Incentives are offered through the Company’s programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer dining programs, club memberships or other affinity organizations. As of September 30, 2003, 10,847 restaurants and 479 hotels throughout the United States participate in iDine programs. iDine Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN. Additional information about iDine Rewards Network can be found at http://www.idine.com.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.